Exhibit 23

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in this Registration Statement on Form S-8 of our report dated June 30, 2009, relating to the consolidated financial statements of Cryoport, Inc. as of March 31, 2009 and 2008 and for the years then ended (which report expresses an unqualified opinion and includes an explanatory paragraph relating to the substantial doubt about Cryoport, Inc’s ability to continue as a going concern), which is part of this registration statement.

KMJ Corbin & Company LLP
Costa Mesa, California
April 27, 2010